Exhibit 15

November 3, 2006

El Paso Electric Company

El Paso, Texas

Re: Registration Statement Nos. 333-17971, 333-82129, and 333-123646

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 3, 2006 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Houston, Texas